EXHIBIT 10.24

March 19, 2001

Thomas Delaplane
c/o Dreyer’s Grand Ice Cream, Inc.
5929 College Avenue
Oakland, CA 94618

Re:  Amendment to Secured Promissory Notes

Dear Mr. Delaplane:

This letter will confirm the agreement by Dreyer’s Grand Ice Cream, Inc. (“Dreyer’s”) to amend item (i) in the first paragraph of the two Secured Promissory Notes executed by you in favor of Dreyer’s in the principal amounts of $95,000 and $186,000 dated October 5, 1998 and December 18, 1998 respectively (collectively, the “Notes” and individually each a “Note”). Item (i) in the first paragraph of each of the Notes which currently reads “(i) the date of the sale, transfer, assignment or other disposition of the primary residence of Maker (such residence located at 1085 Via Media, City of Lafayette, County of Contra Costa, State of California, 94549);” is hereby amended by Dreyer’s as of the date of this letter to read “(i) one (1) year from the date of the sale, transfer, assignment or other disposition of the primary residence of Maker (such residence located at 1085 Via Media, City of Lafayette, County of Contra Costa, State of California, 94549);”

This letter also confirms Dreyer’s further agreement to amend the fourth paragraph of each of the Notes to add the following sentence immediately following the first sentence of the fourth paragraph of each of the Notes: “In the event Maker proposes to sell, transfer, assign or otherwise dispose of the pledged property prior to repayment of this Note, Maker shall provide alternative security for this Note which shall be adequate, in Payee’s sole determination and discretion, to secure Maker’s obligations under the Note.”

Very truly yours, Dreyer’s Grand Ice Cream, Inc. By: /s/ William C. Collett —————————————— William C. Collett Treasurer